Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2018 RESULTS

Delivers Q3 Comparable Retail Sales Increase of 9.5%

Digital Sales Increased 38% to 29% of Net Sales

Reports Q3 GAAP Earnings per Diluted Share of $3.03 vs $2.44 in Q3 2017, a 24% increase

Q3 Adjusted Earnings per Diluted Share of $3.07 vs $2.58 in Q3 2017, a 19% increase

Updates FY 2018 Adjusted EPS Guidance to $7.69 to $7.79

Secaucus, New Jersey – December 6, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended November 3, 2018.

Jane Elfers, President and Chief Executive Officer announced, “For Q3, we delivered adjusted EPS of $3.07, the high-end of our guidance range. Led by surging demand in our digital channels, we delivered an industry-leading 9.5% comp on top of a positive 5.1% comp last year. Our digital channels delivered a 38% increase, representing 29% of our net sales for the quarter. Our strategy to take market share continues to produce meaningful results; we delivered positive traffic in our brick-and-mortar stores and generated positive comps every month in the quarter. Importantly, our customer file increased five percent in Q3, which provides us with increased visibility into future sales.”

Ms. Elfers continued, “Moving on to Q4, due to stronger than anticipated digital demand in the back-half of 2018, we were forced to accelerate online access to our brick-and-mortar inventory and our ship from store fulfillment capabilities, resulting in an anticipated incremental fulfillment cost of $5 million, or $0.24 in EPS in Q4. These capabilities allow our digital customers to access our brick-and-mortar inventory, which helped fuel high teens growth in our digital channels over the extended Thanksgiving holiday weekend. We ended the month of November with comparable retail sales up low-single digits. Additionally, given recent competitor news, our updated outlook also assumes the sales and margin impact of potentially significant liquidation events.”

Ms. Elfers concluded, “We are uniquely positioned from a competitive standpoint to gain additional market share by leveraging our accelerated digital transformation investment. We are focused on driving customer acquisition, improving customer retention and increasing customer engagement through our digital transformation investments and the results are tangible. We have significant runway ahead of us through the continued successful execution of our multi-year strategic growth initiatives.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Third Quarter 2018 Results

Net sales increased by $32.5 million, or 6.6%, to $522.5 million during the third quarter 2018 from $490.0 million during the third quarter 2017. This increase was primarily driven by a positive comparable retail sales increase of 9.5% and approximately $5.0 million due to the new revenue recognition rules, partially offset by an approximately a $14.0 million adverse impact from the calendar shift related to the 53rd week in fiscal 2017.

Net income was $49.9 million, or $3.03 per diluted share, in the third quarter of 2018, compared to net income of $44.1 million, or $2.44 per diluted share, the previous year.  Adjusted net income was $50.7 million, or $3.07 per diluted share, compared to adjusted net income of $46.7 million, or $2.58 per diluted share, in the third quarter last year.  Return on invested capital improved approximately 320 basis points to 22.8% in the quarter.

Gross profit was $204.4 million in the third quarter, compared to $202.4 million in the third quarter of 2017. Adjusted gross profit was $204.4 million in the third quarter, compared to $202.4 million last year. Adjusted gross margin deleveraged 220 basis points to 39.1% of sales, as a result of stronger sales in e-commerce and our decision to compete aggressively for market share, partially offset by fixed cost leverage on stronger comparable retail sales and the reclassification of certain items due to the new revenue recognition rules.

Selling, general, and administrative expenses were $123.2 million compared to $118.3 million in the third quarter of 2017. Adjusted selling, general, and administrative expense was $122.0 million compared to $117.3 million in the third quarter last year and leveraged 60 basis points as a percentage of net sales. The SG&A leverage was primarily driven by fixed cost leverage on stronger comparable retail sales and lower incentive compensation expenses, partially offset by an increase in expenditures in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules.

Operating income was $64.6 million, compared to $64.1 million in the third quarter of 2017. Adjusted operating income in the third quarter of 2018 was $65.5 million, or 12.5% of net sales, compared to adjusted operating income of $68.4 million in the third quarter last year, deleveraging 150 basis points.

Adjusted tax rate was 21.7% for the quarter versus 31.6% last year. The effective tax rate was lower during the third quarter primarily as a result of a lower U.S. federal tax rate in 2018 due to the Tax Cuts and Jobs Act and a favorable mix of income generated in foreign jurisdictions subject to lower tax rates.

For the third quarter, the Company’s adjusted results exclude net expenses of approximately $0.7 million, compared to excluded net expenses of approximately $2.6 million in the third quarter of 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For the third quarter of 2018, these excluded items primarily related to consulting costs for organizational design efforts, accelerated depreciation, asset impairment charges, costs incurred in connection with the review of the Company’s warehouse and distribution network, an insurance claim deductible, and restructuring costs, partially offset by other income and a state tax audit.  For the third quarter of 2017, these excluded items were primarily related to expenses associated with asset impairment charges and restructuring costs.

Fiscal Year to Date Results

Net sales increased 8.2% to $1.408 billion and comparable retail sales increased 6.7% for the first nine months of 2018, inclusive of a positive impact of approximately $17.0 million resulting from the calendar shift related to the 53rd week in fiscal 2017 and approximately $14.0 million due to the new revenue recognition rules.

Net income was $88.9 million, or $5.24 per diluted share, in the first nine months of 2018, compared to net income of $94.6 million, or $5.19 per diluted share, the previous year.  Adjusted net income was $95.5 million, or $5.62 per diluted share, compared to adjusted net income of $98.3 million, or $5.39 per diluted share, in the first nine months of last year.

Gross profit was $519.4 million compared to $501.4 million in the first nine months of last year. Adjusted gross profit was $520.6 million compared to $502.1 million in the first nine months last year, and deleveraged 160 basis points to 37.0% of sales. The gross margin performance was as a result of stronger sales in e-commerce and our decision to compete aggressively for market share, partially offset by fixed cost leverage on stronger comparable retail sales and the reclassification of certain items due to the new revenue recognition rules.

Selling, general and administrative expenses were $365.9 million compared to $338.6 million in the first nine months of last year. Adjusted selling, general, and administrative expense was $363.2 million compared to $331.7 million in the first nine months of last year and deleveraged 30 basis points as a percentage of net sales.   The increase in selling, general, and administrative expenses were driven by an increase in expenditures in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules, partially offset by fixed cost leverage on stronger comparable retail sales and lower incentive compensation expenses.

Operating income was $97.7 million, compared to operating income of $109.7 million in the first nine months of 2017. Adjusted operating income in the first nine months of 2018 was $106.6 million, or 7.6% of net sales, compared to adjusted operating income of $121.9 million in the first nine months last year, deleveraging 180 basis points compared to last year.

Adjusted tax rate was 8.6% for the first nine months of 2018 versus 19.1% last year, as a result of a lower U.S. federal tax rate in 2018 due to the Tax Cuts and Jobs Act.

During the first nine months of fiscal 2018, the Company’s adjusted results exclude net expenses of approximately $6.6 million, compared to excluded net expenses of approximately $3.7 million in the first nine months of 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For the first nine months of 2018, these excluded items primarily related to asset impairment charges, restructuring costs, consulting costs for organizational design efforts, accelerated depreciation, costs incurred in connection with the review of the Company’s warehouse and distribution network, system transition costs and a provision for an insurance claim deductible, partially offset by other income, a state sales and use tax audit settlement, and an insurance claim settlement.  For the first nine months of fiscal 2017, these excluded items are primarily related to charges due to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company closed four stores and did not open any stores during the third quarter of 2018. The Company ended the third quarter with 988 stores and square footage of 4.6 million, a decrease of 4% compared to the prior year. Since our fleet optimization initiative announced in 2013, the Company has closed 195 stores.

The Company’s international franchise partners opened 21 net new points of distribution in the first nine months of 2018 and ended the quarter with 211 international points of distribution open and operated by its eight franchise partners in 20 countries.

Capital Return Program

During the third quarter of 2018, the Company repurchased approximately 192.2 thousand shares for approximately $26 million, inclusive of shares surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $8 million, or $0.50 per share, in the quarter.

For the first nine months of 2018, the Company repurchased approximately 1.7 million shares for approximately $213 million, inclusive of shares repurchased under an accelerated share repurchase program and shares surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $25 million in the first nine months of 2018.

Since 2009, the Company has repurchased approximately $1.1 billion of its common stock and, since 2014, paid approximately $92 million in dividends. At the end of the third quarter of 2018, approximately $281 million remained available for future share repurchases under the Company’s existing share repurchase programs.

The Company’s Board of Directors authorized a dividend of $0.50 per share, payable on December 28, 2018 to shareholders of record at the close of business on December 17, 2018.

Outlook

The Company is updating its outlook for fiscal 2018 and now expects adjusted net income per diluted share to be in the range of $7.69 to $7.79 compared to previous guidance in the range of $8.09 to $8.29. This compares to adjusted net income per diluted share of $7.91 in fiscal 2017. The Company now expects total net sales for the year to be in the range of $1.955 to $1.960 billion. This guidance assumes a positive mid-single digit comparable retail sales increase.  The Company now expects adjusted operating margin to be in the range of 7.7% to 7.8%. The updated margin outlook reflects $5 million, or $0.24 in EPS, of added fulfillment costs in the fourth quarter to support the exposure of our brick-and-mortar inventory on-line and our ship from store capabilities. Additionally, the outlook considers the potential margin impact of increased competitiveness as the industry attempts to win market share abandoned by distressed competitors.

The Company expects adjusted net income per diluted share in the fourth quarter of 2018 to be in the range of $2.07 to $2.17. This compares to adjusted net income per diluted share of $2.52 in fiscal 2017. The Company now expects total net sales in the fourth quarter of 2018 to be in the range of $547 million to $552 million. This guidance assumes a positive low-single digit comparable retail sales increase.

Additional details underlying the Company’s outlook for the third quarter and full year 2018 will be provided on the conference call and will be available in the conference call transcript, which will be posted on our website. An audio archive will also be available on the Company’s website.

Conference Call Information

The Children’s Place will host a conference call today at 8:00 a.m. Eastern Time to discuss its third quarter 2018 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expense, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.  The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America.  The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names.  As of November 3, 2018, the Company operated 988 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 211 international points of distribution open and operated by its eight franchise partners in 20 countries.

Forward Looking Statement

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2018. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

(Tables Follow)

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net sales	$522,495	$490,026	$1,407,526	$1,300,303
Cost of sales	318,129	287,593	888,125	798,874
Gross profit	204,366	202,433	519,401	501,429
Selling, general and administrative expenses	123,207	118,288	365,933	338,642
Asset impairment charges	396	3,203	5,632	4,661
Other costs (income)	(1,246)	4	(1,255)	14
Depreciation and amortization	17,404	16,789	51,405	48,460
Operating income	64,605	64,149	97,686	109,652
Interest expense	(831)	(100)	(2,074)	(429)
Income before taxes	63,774	64,049	95,612	109,223
Provision for income taxes	13,861	19,972	6,675	14,627
Net income	$49,913	$44,077	$88,937	$94,596

Earnings per common share
Basic	$3.04	$2.50	$5.33	$5.36
Diluted	$3.03	$2.44	$5.24	$5.19

Weighted average common shares outstanding
Basic	16,394	17,617	16,677	17,645
Diluted	16,496	18,090	16,982	18,223

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Net income	$49,913	$44,077	$88,937	$94,596

Non-GAAP adjustments:
Asset impairment charges	396	3,203	5,632	4,661
Organizational design costs	934	-	1,649	-
Restructuring costs	241	1,016	2,498	1,578
System transition costs	-	-	250	-
Distribution network review costs	228	-	378	-
Provision for legal settlement	-	-	-	5,000
Sales tax audit	(518)	-	(518)	418
Foreign exchange penalties	-	-	-	300
Insurance claim deductible	200	-	200	250
Accelerated depreciation	546	-	546	-
Other income	(1,097)	-	(1,097)	-
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	930	4,219	8,932	12,207
Income tax effect(1)	(192)	(1,611)	(2,241)	(4,503)
Prior year uncertain tax positions(2)	-	-	(112)	(4,048)
Net impact of Non-GAAP adjustments	738	2,608	6,579	3,656

Adjusted net income	$50,651	$46,685	$95,516	$98,252

GAAP net income per common share	$3.03	$2.44	$5.24	$5.19

Adjusted net income per common share	$3.07	$2.58	$5.62	$5.39

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax related to uncertain tax positions.

	Third Quarter Ended		Year-To-Date Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Operating income	$64,605	$64,149	$97,686	$109,652

Non-GAAP adjustments:
Asset impairment charges	396	3,203	5,632	4,661
Organizational design costs	934	-	1,649	-
Restructuring costs	241	1,016	2,498	1,578
System transition costs	-	-	250	-
Distribution network review costs	228	-	378	-
Provision for legal settlement	-	-	-	5,000
Sales tax audit	(518)	-	(518)	418
Foreign exchange penalties	-	-	-	300
Insurance claim deductible	200	-	200	250
Accelerated depreciation	546	-	546	-
Other income	(1,097)	-	(1,097)	-
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	930	4,219	8,932	12,207

Adjusted operating income	$65,535	$68,368	$106,618	$121,859

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-To-Date Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Gross Profit	$204,366	$202,433	$519,401	$501,429

Non-GAAP adjustments:
Restructuring costs	-	-	1,239	377
Insurance claim deductible	-	-	-	250
Aggregate impact of Non-GAAP adjustments	-	-	1,239	627

Adjusted Gross Profit	$204,366	$202,433	$520,640	$502,056

	Third Quarter Ended		Year-To-Date Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Selling, general and administrative expenses	$123,207	$118,288	$365,933	$338,642

Non-GAAP adjustments:
Organizational design costs	(1,185)	-	(1,900)	-
Restructuring costs	(1,236)	(1,016)	(2,263)	(1,201)
System transition costs	-	-	(250)	-
Other income	1,097	-	1,097	-
Distribution network review costs	(228)	-	(378)	-
Provision for legal settlement	-	-	-	(5,000)
Sales tax audit	518	-	518	(418)
Insurance claim deductible	(200)		(200)	-
Foreign exchange penalties	-	-	-	(300)
Insurance claim settlement	-	-	606	-
Aggregate impact of Non-GAAP adjustments	(1,234)	(1,016)	(2,770)	(6,919)

Adjusted Selling, general and administrative expenses	$121,973	$117,272	$363,163	$331,723

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 3,	February 3,	October 28,
	2018	2018*	2017
Assets:
Cash and cash equivalents	$92,950	$244,519	$257,743
Short-term investments	-	15,000	15,000
Accounts receivable	40,111	26,094	32,432
Inventories	376,858	324,435	363,788
Other current assets	37,467	46,456	22,690
Total current assets	547,386	656,504	691,653

Property and equipment, net	262,380	258,537	266,230
Other assets, net	27,487	25,187	55,541
Total assets	$837,253	$940,228	$1,013,424

Liabilities and Stockholders' Equity:
Revolving loan	$65,000	$21,460	$56,400
Accounts payable	223,607	210,300	249,562
Accrued expenses and other current liabilities	123,181	128,764	123,216
Total current liabilities	411,788	360,524	429,178

Other liabilities	82,007	106,005	73,780
Total liabilities	493,795	466,529	502,958

Stockholders' equity	343,458	473,699	510,466

Total liabilities and stockholders' equity	$837,253	$940,228	$1,013,424

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended	39 Weeks Ended
	November 3,	October 28,
	2018	2017

Net income	$88,937	$94,596
Non-cash adjustments	78,118	72,299
Working Capital	(83,577)	(36,950)
Net cash provided by operating activities	83,478	129,945

Net cash used in investing activities	(41,121)	(4,218)

Net cash used in financing activities	(194,471)	(65,510)

Effect of exchange rate changes on cash	545	3,817

Net increase (decrease) in cash and cash equivalents	(151,569)	64,034

Cash and cash equivalents, beginning of period	244,519	193,709

Cash and cash equivalents, end of period	$92,950	$257,743

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